Exhibit 23(c)

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statements No. 33-81706, No. 33-62645, No. 333-35118, and No. 333-69690 on Form S-8 of REX American Resources Corporation and subsidiaries of our report dated November 14, 2011, relating to the financial statements of NuGen Energy, LLC as of July 31, 2011 and 2010, and for the years then ended appearing in this annual Report on Form 10-K of REX American Resources Corporation and subsidiaries for the year ended January 31, 2013.

/S/ Christianson & Associates, PLLP

Willmar, Minnesota

April 9, 2013